Exhibit 10(b)

THIS AGREEMENT IS SUBJECT TO ARBITRATION

AS PROVIDED IN SECTION  M

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated as of August 8, 2005, entered into between John W. Feray, an individual residing in Dallas County, Texas (“Executive”), and Haggar Clothing Co., a Nevada corporation, having principal offices at 11511 Luna Road, Dallas, Texas (“Haggar” or the “Company”).

Through this Agreement Haggar employs Executive, and Executive accepts employment by Haggar, upon the terms and subject to the conditions of this Agreement.

Now, therefore, in consideration of the premises, the agreements and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Haggar and Executive agree as follows:

A.                                    Definitions   In this Agreement (including this Section) the following terms shall have the following meaning:

1.                                       “Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly controls or is controlled by that Person, or is, under common control with that Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

2.                                       The “Plan” shall mean the Haggar Clothing Co. Corporate Severance Plan for Associates effective August 29, 1997, and any subsequent modifications or amendments thereto.

3.                                       “Person” shall mean any individual, corporation, partnership, joint venture, trust, association, unincorporated organization or other entity.

4.                                       “Section” shall refer to sections of this Agreement.

5.                                       “Effective Date” shall mean the date the Agreement commences as set forth in Section C.

6.                                       “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with Haggar Corp., if each such corporation (other than the last corporation in the unbroken chain) owns stock possessing more than fifty per cent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

B.                                    Duties of Executive.   Executive will serve as Senior Vice President and Chief Accounting Officer, or such other position as may be assigned by Haggar’s Chief Operating Officer, and shall perform such duties consistent with such position as are determined and directed by the Chief Operating Officer.

C.                                    Term.  This Agreement shall be effective commencing on August 8, 2005 (the “Effective Date”), and continue until August 30, 2006 (the “Employment Period”), subject to earlier termination pursuant to the provisions of Section J.

D.                                    Time Required to Devote to Duties and Place of Employment.  Executive shall devote his full working time, attention and ability to the business of Haggar, including, if applicable, its Subsidiaries and/or Affiliates to which Executive may have been assigned responsibilities under Section B.  Executive shall well and faithfully serve Haggar, including such applicable Subsidiaries and/or Affiliates, during the continuance of his employment under this Agreement and use his best efforts to promote the interests and welfare of Haggar, its Subsidiaries and Affiliates.  Notwithstanding the foregoing, Executive shall be entitled to participate in community affairs and passive investment  activities not involving any measurable portion of Executive’s business time, so long as such activities do not interfere with the due performance of his duties under this Agreement.  Executive’s place of employment shall be the Dallas/Fort Worth, Texas, area or such other area in which the Board of Directors of Haggar, with the concurrence of the chief executive officer of Haggar, shall determine to locate the principal executive offices of Haggar.

E.                                      Compensation.   During the term defined above, Haggar shall pay the Executive the following compensation:

1.                                       Basic  Salary. Basic salary at an annual rate of $200,000.00 (the “Basic Salary”), payable on Haggar’s regular payroll dates.  Haggar may, in its sole discretion, increase Executive’s Basic Salary in light of his performance, inflation and cost of living, and other factors deemed relevant by Haggar; provided, however, that Executive’s Basic Salary may not be decreased below the initial Basic Salary during the term of this Agreement.

2.                                       Bonus.   A bonus calculated in accordance with Haggar’s Executive Bonus Plan in effect from time to time.

3.                                       Expenses and Reimbursements. Executive will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Executive that are directly attributable to the performance of Executive’s duties under this Agreement.  Executive will adhere to Haggar’s customary practices and procedures with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, and vouchers, or other evidence supporting expenses incurred by Executive as Haggar may from time to time request.

4.                                       Benefits.

(a)                                  Executive shall be entitled to participate in all hospital, medical, dental, group life, short and long-term disability, other health and welfare benefits, and such employee pension benefit plans as are made available generally to other executives of Haggar.

(b)                                 Executive shall be entitled to vacation and floating holidays in accordance with Haggar’s policies currently in effect and from time to time modified for its executive employees.

(c)                                  An annual car allowance in the amount of $10,800.00, to be paid monthly.

(d)                                 If Executive becomes disabled during the term of this Agreement (or any extension or renewal) Haggar shall continue to pay Executive his full Basic Salary for up to one year, or if earlier, until the earliest to occur of (i) the cessation of such disability;  or (ii) the Executive’s death;  provided, however, that if the Executive should die within one (1) year after the date of disability (or most recent disability), the payment of disability benefits shall continue for such one-year period.  The amount payable to the Executive shall be offset on a prospective basis by (i) the amount of any proceeds received by Executive from any disability income program (whether or not insured) maintained by Haggar or any Affiliate;  (ii) the amount of any disability payment under the U.S. Social Security Disability Insurance Program;  and (iii) any amount of compensation received by Executive from gainful employment, other than employment approved by Executive’s physician for therapy or rehabilitation.  For purposes of this paragraph, Executive shall be deemed disabled if he suffers a physical, mental or emotional injury, illness or disorder that renders him unable to capably perform in Haggar’s opinion substantially all of his usual and customary duties for Haggar with the degree of decorum and dignity normally associated with employment in a similar capacity.  If there is a disagreement between Haggar and Executive concerning the existence of a disability, such disagreement shall be resolved by the opinion of a physician selected by Haggar.  Haggar shall pay the cost of the assessment and determination of such physician.  Subject to the above limitations, Executive’s Basic Salary shall be continued until such time as a determination is made on the issue of disability.

F.                                      Confidential Information.   Executive acknowledges that, in the course of performing and fulfilling his duties under this Agreement, he may have access to and may be entrusted with confidential information concerning the present and contemplated activities of and the techniques and modes of business operations evolved and used or to be evolved and used by Haggar, its Subsidiaries and Affiliates and their respective customers and clients, which information is not generally known in the industry in which Haggar does business, the disclosure of any of which confidential information to competitors of Haggar, its Subsidiaries or Affiliates or to other persons would be highly detrimental to the interests of Haggar, its Subsidiaries and

Affiliates (the “Confidential Information”).  Executive further acknowledges and agrees that the right to maintain confidential such information constitutes a proprietary right that Haggar, its Subsidiaries or Affiliates are entitled to protect.  Accordingly, Executive covenants and agrees with Haggar and with each Subsidiary and Affiliate of Haggar that (i) he will not, during the continuance of his employment under this Agreement, directly or indirectly disclose any of such Confidential Information to any Person, nor shall he use the same, except as required in the normal course of his employment;  and (ii) after the termination or expiration of his employment under this Agreement, he will not directly or indirectly disclose or make any use of the Confidential Information without the written consent of Haggar for himself or any third parties;  and (iii) after the termination or expiration of his employment under this Agreement, he will return the originals and all copies of any documents or other media containing Confidential Information in his possession or under his control to Haggar;  provided, however, that Haggar acknowledges and agrees that Executive shall not be prohibited by this Section from using the personal skills and know-how developed by Executive prior to the execution of this Agreement and during the term of this Agreement, and subject to the provisions of Section H, Executive shall be allowed to pursue a career and earn his livelihood through the use of such general skills and know-how he has obtained (but not any Confidential Information, systems or techniques of Haggar) before and during his employment under this Agreement after the termination or expiration of this Agreement without the express consent of, or any liability to, Haggar.  Executive acknowledges and agrees that in the event of any actual or threatened violation of the provisions of this Section F or of Sections G or H, Haggar and/or any Subsidiary or Affiliate may commence proceedings in any court of competent jurisdiction for, and shall be entitled to obtain, preliminary and permanent injunctive relief or other appropriate equitable remedies (without any bond or other security being required) and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be in addition to any other rights or remedies to which Haggar may be entitled at law.

G.                                    Non-Solicitation.   During the time of Executive’s employment and for a period of two (2) years after the termination of Executive’s employment for any reason whatsoever, Executive shall not, without the prior written consent of Haggar, engage in any of the conduct described in subsections (1) and (2) below, either directly or indirectly or in any capacity for any other Person:

1.                                       Directly or indirectly hire, attempt to hire, or assist any other person or entity in hiring or attempting to hire any person who was a Haggar employee, consultant or agent within the 12-month period prior to the termination of Executive’s employment;  or

2.                                       directly or indirectly solicit, divert or take away, in competition with Haggar, the business or patronage of any Person who was a customer, supplier, distributor, licensor or licensee of Haggar within the 12-month period prior to the termination of Executive’s employment.

H.                                    Covenant Not to Compete.   As an ancillary covenant to the terms and conditions set forth elsewhere in this Agreement, and in particular the covenants set forth in Sections F and G above, and in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration received and to be received, including without limitation, access to Confidential Information as described above, Executive covenants and agrees with Haggar that he will not (without the prior written consent of Haggar) at any time during the term of this Agreement and during the Applicable Period, either individually or in partnership or in conjunction with any Person or Persons, as principal, agent, shareholder, guarantor, creditor, employee, consultant or in any other manner whatsoever, carry on any business of, or be engaged in, consult or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used by, any Person engaged in or concerned with or interested in any business carried on, within the United States or the provinces of Canada in which Haggar carries on business, which competes with the products manufactured and sold or services provided by Haggar (the “Business”).  For purposes of this Section H, the “Applicable Period” shall mean a period commencing upon termination of employment and continuing:

(i)                                     if termination of employment by Haggar is for other than Cause, until the expiration of the term contemplated by Section C; or

(ii)                                  if a Change of Control Termination occurs or employment is terminated for any other reason, for one (1) year.

I.                                         Reasonableness of Restrictions.   The Executive acknowledges that, while performing his duties under this Agreement, he will have access to and come into contact with trade secrets and Confidential Information belonging to Haggar and will obtain personal knowledge of and influence over its world-wide operations, customers and/or employees. The Executive agrees that the restrictions contained in Sections F, G, and H are reasonable, supported by valid consideration, and necessary to protect the legitimate business interests of Haggar both during and after the termination of this Agreement.

J.                                      Rights and Remedies of Haggar.   This Agreement is terminable prior to the expiration of the term by Haggar for “Cause”, as determined in good faith by the Board of Directors of Haggar Corp.  As used in this Agreement, “Cause” shall be limited to the following:

1.                                       Executive’s repeated unavailability or refusal to devote the time required for the performance of his duties as described in Section B;

2.                                       Executive’s intentional and repeated refusal to follow instructions of the Chief Operating Officer of Haggar (provided such instructions are made in good faith, are not arbitrary or capricious and do not require Executive to subject himself to criminal liability or material civil liability against which he is not indemnified by Haggar)  (Haggar acknowledges that “intentional and repeated” connotes reasonable notice to Executive after one or more instances of refusal and prior to any further instances which, together with earlier ones, are relied on by Haggar for termination under this paragraph);

3.                                           Intentional misrepresentation or unlawful conduct by Executive in the discharge of his responsibilities;

4.                                           Executive’s intentional disclosure to third parties of any Confidential Information (as described in Section F) outside the normal course of his employment and without Haggar’s consent;  or

5.                                               Theft of or fraud by Executive involving property of Haggar or its customers, or conviction of Executive of a felony criminal offense; or any other action by Executive involving moral turpitude and reflecting unfavorably upon the public image of Haggar.

Haggar recognizes that one of the principal benefits to it of the employment of Executive under this Agreement will be the benefit of Executive’s best independent judgment in connection with his area of responsibility.  Accordingly, notwithstanding anything to the contrary in this Agreement, Cause shall not include Executive’s exercising his right to articulate to Haggar’s Board of Directors, Chairman of the Board, Chief Executive Officer or Chief Operating Officer his views as to Haggar’s plans or policies, so long as he carries out the instructions of the Chief Operating Officer (provided such instructions are made in good faith, are not arbitrary or capricious and do not require Executive to subject himself to criminal liability or material civil liability against which he is not indemnified by Haggar).

Prior to terminating Executive’s employment, Haggar will advise Executive in writing of the grounds for such termination and Executive shall have a period of 30 days after such notice is given within which to cure or contest such claimed grounds, and Haggar may not terminate his employment for cause unless such nonperformance is not cured during that period, or, if contested by Executive, shall have been given a reasonable opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf.

Upon termination for Cause, Haggar shall pay Executive any accrued and unpaid Basic Salary through the date of termination.

K.                                    Rights and Remedies of Executive.

If termination of Executive’s employment by Haggar is not for Cause, Executive shall be entitled to receive, as the exclusive remedy for such termination, violation or failure, payment of the then Basic Salary (payable when and as such payments would have become due) for a period beginning on the date of termination and ending on the date on which the term of this Agreement would have expired in accordance with Section C, reduced by any payments made to Executive pursuant to the Plan or from any other Person as compensation for services rendered.  It is understood, however, that Executive shall have no obligation to seek other employment during such period.  In the event of any violation of Sections F, G or H, Executive shall cease to be entitled to any payments pursuant to this Section K or the Plan (no limitation on any other remedies available to Haggar being intended).

L.                                     Representations, Warranties and Covenants of the Employee.

1.                                       The Executive represents and warrants to Haggar that:

(a)                                  There are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment under this Agreement, or which is or would be inconsistent, or in conflict with this Agreement or the Executive’s employment under this Agreement, or would prevent, limit or impair in any way the performance by the Executive of the obligations under this Agreement; and

(b)                                 The Executive has disclosed to Haggar all restraints, confidentiality commitments or other employment restrictions that Executive has with any other employer, person or entity.

2.                                       Upon and after the Executive’s termination or cessation of employment with Haggar and until such time as no obligations of the Executive to Haggar hereunder exist, the Executive:  (i) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in the Business, with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement;  and (ii) shall notify  Haggar of the name and address of any such Person, entity or association prior to the Executive’s employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

M.                                Arbitration.   Except as contemplated by the last sentence of Section F, any dispute between the parties to this Agreement, whether arising during the period of this Agreement or at any time thereafter which relates to the validity, construction, meaning, performance or effect of this Agreement or the rights and obligations of the parties shall be determined pursuant to the arbitration rules for employment disputes of the American Arbitration Association in Dallas, Texas.  The decision of the arbitrators pursuant to such procedures shall be final and binding upon the parties and shall not be subject to appeal and may be enforceable in my court of competent jurisdiction located in Dallas County, Texas.

N.                                    Assignment.   Neither this Agreement nor the parties’ obligations under this Agreement are assignable;  provided, however, if all or substantially all of the assets and liabilities of Haggar are transferred to another Person at any time during the term of this Agreement, this Agreement shall be assigned to such Person, and Executive shall continue to be bound by the provisions of this Agreement provided that such assignee shall assume and agree to perform all obligations of Haggar expressed in this Agreement.  No such assignment shall release Haggar from its obligations to Executive under this Agreement, and Haggar shall remain liable hereunder notwithstanding such assignment.

O.                                   Severance Payment After Change of Control.

1.                                       This Section O sets forth an agreement regarding Executive’s rights and obligations upon a Change of Control (as defined below).  These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of a Change of Control.  These provisions apply in lieu of, and expressly supersede, the provisions of Section K regarding payments following termination of employment, if (i) termination of employment is initiated by the Executive for Good Reason (as defined below) within twenty-four (24) months after the Change of Control; or (ii) termination of employment by Haggar occurs within twenty-four (24) months after the Change of Control other than for Cause (a “Change of Control Termination”).  These provisions shall terminate and be of no further force or effect following twenty-four (24) months after the Change of Control.

2.                                       Upon a Change of Control Termination, in addition to any benefit to which the Executive is entitled under the Plan, Haggar shall pay Executive any accrued and unpaid Basic Salary through the date of termination, and a lump sum severance payment equal to 2.99 times the Executive’s “Base amount,” as defined in Section 28OG of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, if it is determined that any benefits or payment by Haggar to or for the benefit of Executive (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (collectively the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that, after payment by Executive of all taxes, interest and penalties, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section O. shall be made by an independent national accounting firm selected by Haggar (the “Accounting Firm”) which shall provide detailed supporting calculations to Haggar and the Executive.  Any determination by the Accounting Firm shall be conclusive and binding upon Haggar and the Executive.  Any Gross-up Payment determined shall be paid by Haggar to the Executive within five (5) days of the receipt of the determination.

(a)                                  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Haggar should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that Haggar exhausts its remedies pursuant to subparagraph (b) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Haggar to or for the benefit of the Executive.

(b)                                 The Executive shall notify Haggar in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Haggar of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10)

business days after the Executive is informed in writing of such claim and shall apprise Haggar of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Haggar (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Haggar notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                     give Haggar any information reasonably requested by it relating to such claim;

(ii)                                  take such action in connection with contesting such claim as Haggar shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Haggar;

(iii)                               cooperate with Haggar in good faith in order effectively to contest such claim;  and

(iv)                              permit Haggar to participate in any proceedings relating to such claim;

provided, however, that Haggar shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this subparagraph (b), Haggar shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Haggar shall determine;  provided, however that if Haggar directs the Executive to pay such claim and sue for a refund, Haggar shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance;  and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Haggar’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)                                  If, after the receipt by the Executive of an amount advanced by Haggar pursuant to subparagraph (b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Haggar’s complying with the requirements of subparagraph (b)), promptly pay to Haggar the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by Haggar pursuant to subparagraph (b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and  Haggar does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

3.                                       Upon a Change of Control, Executive’s outstanding stock options, restricted stock grants, Profit Sharing Program awards, and other benefits or incentive awards subject to vesting schedules shall become 100% vested and exercisable .

4.                                       Upon a Change of Control Termination, and for a period of one (1) year after such termination, Executive shall be entitled to continued benefits for himself and/or his family at Haggar’s expense at least equal to those which would have been provided to them under the health and welfare benefit plans provided by Haggar prior to the Change of Control.

5.                                       Unless otherwise provided in this Agreement, any severance or other payment payable to Executive under this Section shall be paid within ten (10) days after the date of termination.  Severance or other payments shall not be discounted by reason of the fact that the time of payment is accelerated in advance of the ordinary course of payments under this Agreement.

6.                                       This provision shall not affect Executive’s participation in, or determination of, distributions and vested rights under any pension, profit-sharing, insurance, performance unit plan or other employee benefit plan of Haggar to which Executive is entitled pursuant to the terms of such plans, except for the acceleration of vested rights pursuant to this Section.

7.                                 For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if one or more of the following occurs: (i) a merger or consolidation of Haggar Corp. or the Company with or into another entity, or the exchange of securities (other than a merger or consolidation) by the holders of the voting securities of Haggar Corp. or the Company and the holders of voting securities of any other entity, in which the shareholders of Haggar Corp. or the Company immediately before the transaction do not own 50% or more of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction, (ii) a dissolution of Haggar Corp. or the Company, (iii) a transfer of all or substantially all of the assets of Haggar Corp. or the Company in one transaction or a series of related transactions to one or more other persons or entities, (iv) a transaction or series of transactions that results in any entity, “Person” or “Group” (as defined below), becoming the beneficial owner, directly or indirectly, of securities of Haggar Corp. or the Company representing more than 50% of the combined voting power of Haggar Corp.’s or the Company’s then outstanding securities, or (v) during any period commencing on or after the date of the Executive Employment Agreement, individuals who at the beginning of the period constituted Haggar Corp.’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change of Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Haggar Corp. or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by Haggar Corp., the Company, or any Subsidiary, (B) one or more of the “executive officers” of Haggar Corp. that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control, (C) one or more of the children of J.M. Haggar, Jr. or their lineal descendants, or any entity, Person or Group under their control, or (D) one or more members of the “senior management” of Haggar Corp. or the Company (as defined by the Chief Executive Officer of the Company) that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control (collectively, the “Excluded Persons”).  As used herein, “Person” and “Group” shall have the meanings set forth in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“1934 Act”), and “executive officer” shall have the meaning set forth in Rule 3b-7 promulgated under the 1934 Act.

8.                                       For purposes of this Agreement, “Good Reason” means

(i)                                     the assignment of the Executive of any responsibilities or duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within 30 days after receipt of written notice thereof given by the Executive;

(ii)                                  any failure by the Company to comply with any material provision of this Agreement, including the requirement to pay any compensation or provide any benefits to which the Executive is entitled pursuant to this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within 30 days after receipt of written notice thereof given by the Executive;

(iii)                                the Company requiring Executive to be based at any office or location other than the location where the Executive is employed as of the date of this Agreement or any office or location more than 20 miles from such location; or

(iv)                               any purported termination by the Company of the Executive’s employment other than for Cause.

P.                                      Notices.   All notices that may, or are required to, be given pursuant to this Agreement shall be in writing and shall be served properly if personally delivered or mailed by registered or certified mail, postage pre-paid, addressed as follows:

HAGGAR:	President and Chief Operating Officer
Haggar Clothing Co.
11511 Luna Road
Dallas, Texas 75234

Copy to:	General Counsel
Haggar Clothing Co.
11511 Luna Road
Dallas, Texas 75234

EXECUTIVE:	John W. Feray
706 East Peninsula
Coppell, Texas 75019

or such other address or addresses as any such party may from time to time designate by notice in writing to the others.  Notice and communications shall be effective when actually received by the addressee.

Q.                                   Entire Agreement;  Amendments.   This Agreement (together with all benefit or plan documents referred to in this Agreement) constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and agreements, written or oral.  This Agreement may not be amended except in writing executed by both parties.   In the event of an inconsistency between the provisions of this Agreement and any benefit or plan document referred to in this Agreement, the provision conferring the greater benefit upon Executive shall control.

R.                               Further Assurance.   Each of the parties hereto shall do or cause to be made, done and executed, all such further and other things, acts, deeds, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intended purpose of this Agreement fully and effectually.

S.                                Construction.   Where the singular or masculine are used in this Agreement, the same shall, be construed as the plural or feminine or neuter and vice versa, where the context so requires or permits.

T.                                Headings.   The headings of the Sections of this Agreement are inserted for purposes of convenience of reference only and. shall not affect the construction or meaning of any provision of this Agreement.

U.                                Severability.   If any covenant or provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision of the remaining part or parts thereof.

V.                                    Survival.   The provisions of this Agreement set forth in Sections F, G, H, I, J, K, M and O hereof shall survive the termination of the Executive’s employment under this Agreement.

W.                                Good Faith.   The parties agree to conduct themselves in good faith and deal fairly with each other in the employment relationship created by this Agreement and to refrain from action which injures either party’s right to receive the benefits hereof.

X.                               Governing Law.   This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to its rules governing choice of law.

Y.                                Professional Fees and Expenses.   Other than with respect to claims brought by the Executive against, or defenses by the Executive of any claim of, the Company with respect to this Agreement that were determined to have been made or asserted by the Executive in bad faith or frivolously, the Company agrees to pay all reasonable legal and professional fees and expenses that the Executive may reasonably incur as a result of any contest by the Executive, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment under this Agreement).

Z.                                     Employee Acknowledgment.   THE EMPLOYEE REPRESENTS THAT HE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT, AND THE EMPLOYEE ACKNOWLEDGES THAT HE UNDERSTANDS THAT THIS AGREEMENT CONTAINS IMPORTANT CONDITIONS OF HIS EMPLOYMENT AND THAT IT EXPLAINS POSSIBLE CONSEQUENCES, BOTH FINANCIAL AND LEGAL, IF THE EMPLOYEE BREACHES THE AGREEMENT.

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AS WITNESS the hands of a duly authorized officer of Haggar and of the Executive the day and year first before written, which is the Effective Date.

EXECUTIVE

/s/ John W. Feray
Name: John W. Feray

HAGGAR CLOTHING CO.

By:	/s/ Frank D. Bracken
Name: Frank D. Bracken
Title: President and Chief Operating Officer